	Jackson Fund Services
	Fidelity Bond Coverage Requirements
	Determination Date: 12-31-22

		Total Assets (as of 12-31-22)	Minimum Amount of Bond for Joint Coverage

	JNL Series Trust	$219,147,797,615	$ 2,500,000	[1]
	JNL Investors Series Trust	3,583,716,793	2,300,000	[1]
	Extra coverage		1,000,000
		Total	$ 5,800,000	[1]

	Current Bond Coverage		$ 6,000,000	[2]

[1]	Maximum coverage required.
[2]	ICI Mutual Insurance Company - Expires on January 1, 2023.
	Note: coverage was renewed for the period from January 1, 2023 – January 1, 2024, in the amount of $6,000,000.